Exhibit 8.2

[Letterhead of Buchanan Ingersoll & Rooney PC]

July 31, 2015

Tri-State 1st Banc, Inc.

16924 Saint Clair Avenue

East Liverpool, OH 43920

Ladies and Gentlemen:

You have requested our opinion as to the material U.S. federal income tax consequences of the merger (the “Merger”) of Tri-State 1st Banc, Inc., an Ohio corporation (the “Company”), with and into FMNB Merger Subsidiary, LLC, an Ohio limited liability company (“Merger Sub”) wholly owned by Farmers National Banc Corp., an Ohio corporation (“Farmers”), pursuant to the Agreement and Plan of Merger, dated as of June 23, 2015, by and among the Company, Farmers and Merger Sub (the “Merger Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Merger Agreement, (ii) the statements and representations contained in: (a) the certificate of representations of the Company, executed by a duly authorized officer of the Company and dated as of the date hereof, and (b) the certificate of representations of Farmers, executed by a duly authorized officer of Farmers and dated as of the date hereof (each, a “Certificate” and collectively, the “Certificates”), (iii) the registration statement of Farmers on Form S-4, and the proxy statement of the Company and the prospectus of Farmers included therein, filed with the Securities and Exchange Commission (the “SEC”) on July 17, 2015, as amended the date hereof (collectively, the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Merger Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents that affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. In

Tri-State 1st Banc, Inc.

July 31, 2015

addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time, true and correct as if made without such qualification and that neither the Company, Merger Sub nor Farmers will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. In addition, we assume that any Dissenting Shareholder, as of the Effective Time, will receive, pursuant to statutory procedures, an amount per Dissenting Share that will not materially exceed the value of the Cash Consideration. Finally, we assume that none of the parties to the Merger Agreement will waive any of the conditions to closing set forth in Article VII of the Merger Agreement. All assumptions described above have been made with your permission.

Subject to the foregoing and any other assumptions, limitations, and qualifications specified herein, it is our opinion that: (i) for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the discussion contained in the Registration Statement under the caption “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, is our opinion regarding the U.S. federal income tax consequences that are material to a U.S. holder of Company Common Shares or Company Preferred Shares that holds such shares as a capital asset.

Our opinion is limited to the foregoing U.S. federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other U.S. federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Our opinion is based on our understanding that the relevant facts are, and will be as of the Effective Time, as described above. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Code, the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described above.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the

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July 31, 2015

preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully, /s/ James W. Forsyth
BUCHANAN INGERSOLL & ROONEY PC
By:	James W. Forsyth
Assistant Vice President - Opinions